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                                                                   Exhibit 10.51


                           EMPLOYMENT SEPARATION AND
                           -------------------------
                                GENERAL RELEASE
                                ---------------

        This Confidential Separation Agreement and General Release ("Agreement") is made by and between BAR TECHNOLOGIES, INC., a Delaware corporation (the "Company") and FREDERICK L. DEICHERT (the "Executive"). The parties enter into this Agreement to set forth the terms of their understanding regarding the termination of Executive's employment with the Company and the good faith settlement of all claims or causes of action by or on behalf of Employee.

        NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

        SECTION 1 - TERMINATION OF EMPLOYMENT. Executive shall cease to be an employee of the Company on November 20, 1998 ("Termination Date"). Until his Termination Date, Executive shall endeavor to assist in the conduct of the Company's business as is reasonably required by the Company. On his Termination Date, Executive shall deliver to the Company all of the Company's property in Executive's custody or control, including without limitation, all credit cards, records and documents, physical and electronic files, computers, software, and any other office equipment, furniture and supplies.

         SECTION 2 - SEVERANCE PACKAGE. For and in consideration of this Agreement, including without limitation, the release set forth in Section 3 of this Agreement, the Company shall provide and Executive shall receive the following severance package:

                  (a) SALARY AND BONUS. Executive shall continue to receive through the Termination Date his current salary and benefits. All earned but unpaid salary shall be paid no later than the first regular payroll date following the Termination Date. Executive shall also receive the minimum bonus for 1998 of Fifty-Five Thousand Dollars ($55,000), payable within 90 days after the close of the year, but in no event later than the date that minimum bonuses are paid to other executive employees for 1998.

                  (b) VACATION. Pursuant to the parties' Employment Agreement dated December 2, 1996, Executive is entitled to twenty
                         (20) business days paid vacation in calendar year 1998. The Company agrees to pay Executive by December 31, 1998 for any vacation days not used prior to the Termination Date.

                  (c) SEVERANCE BENEFIT. Executive shall be entitled to receive a severance payment from Company in the amount of One Hundred and Forty-Five Thousand Dollars ($145,000), which amount equals

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                         one (1) year of Executive's base salary as of the
                         Termination Date. This severance payment shall be paid in twenty-four (24) consecutive, equal semi-monthly installments of Six Thousand Forty-One Dollars and 66/100 ($6,041.66) beginning on a pro rata basis on November 30, 1998. Pursuant to the parties' December 2, 1996 Employment Agreement, payments to Executive under this subsection shall be offset by any compensation the Executive earns with a new employer or from self-employment. The Company agrees that if Executive does become employed before November 20, 1999, Executive's first Thirty Thousand Dollars ($30,000) in wages from his new employer will not be subject to this setoff requirement.

                  (d) Executive will also be entitled to a lump sum severance payment of Twenty-Six Thousand Dollars ($26,000) payable on December 31, 1998 if he remains employed with the Company through his Termination Date.

                  (e) During the period November 21, 1998 through November 20, 1999, the Company agrees to provide Executive at Company expense with the following benefits at coverage levels comparable to the coverage levels provided to Executive as of the Termination Date: health insurance under the Company's Salaried Employees' Health Care Plan (or under a plan providing substantially similar benefits and coverage) and life insurance. Such coverage will terminate sooner if, and when, Executive secures employment with another employer who provides health and/or life insurance benefits for which Executive is eligible at no cost to Executive. If such replacement coverage is not equivalent to coverage provided by the Company, then Company will provide secondary coverage to Executive to November 20, 1999.

                  (f) REIMBURSEMENT BONUS. The Company agrees that the Executive is not responsible for reimbursement of any portion of the signing bonus as described in Section
                         3.3 of the parties' December 2, 1996 Employment Agreement.

                  (g) STOCK OPTIONS. Executive shall receive Twenty-Five Thousand Dollars ($25,000) in lieu of any rights to purchase shares of company pursuant to Appendix A of the parties' December 2, 1996 Employment Agreement or any other document pertaining to options on Company stock. Payment under this subsection (g) shall be made on the first to occur of June 30, 1999 or the date on which Bar Technologies, Inc. and Republic Engineered Steels, Inc. are merged into a single business entity.

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                  (h)    PERFORMANCE BONUS. The Company shall pay Executive a
                         performance bonus in the amount of Twenty Thousand Dollars ($20,000) within sixty days of the Termination Date.

                  (i) GENERAL LIMITATIONS. Executive acknowledges that except as set forth in this Section 2, the Company shall have no further obligations for compensation payments or benefit payments under the Employment Agreement or Appendix A to the Employment Agreement. Executive shall be responsible for all income taxes applicable to the payments, compensation, and benefits provided to Executive under this Section 2. Company shall have the right to deduct Executive's portion of Social Security taxes and all federal, state, and municipal taxes from the payments due under this Section 2. Executive acknowledges that the majority of the compensation and benefits provided herein are given in consideration of the general release contained in this Agreement; that Executive would not otherwise be entitled to such compensation and benefits; that such compensation and benefits are offered in the spirit of promoting the good faith settlement of all matters between the parties; and that payment of such compensation and benefits does not constitute an admission by Company of any liability to Executive in connection with any of the matters that are the subject of the general release.

SECTION 3 - GENERAL RELEASE OF CLAIMS.

                  (a) In consideration of the benefits provided herein, Executive hereby releases and discharges the Company, its officers, directors, employees, representatives, agents, shareholders, successors and assigns, including RES Acquisition Corporation and Republic Engineered Steels, Inc. from any and all claims, demands, actions, causes of action, liabilities, costs, damages, expenses, and attorneys fees, whether known or unknown arising in any way out of, or relating in any manner to the employment of Executive by the Company, the termination of such employment, or any condition or benefit of employment, including but not limited to, claims for breach of contract, breach of promise, loss of income, backpay, reinstatement, frontpay, impairment of earning capacity, discrimination under state law and/or under federal law, wrongful termination, damage to reputation, fraud, violation of public policy, violation of statute, infliction of mental or emotional distress, intentional tort, or any other claim or damage. Executive agrees to refrain from instituting, maintaining or prosecuting a claim, action, suit, charge or other cause of action against the Company arising


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                         out of his employment, termination of employment, or
                         any condition or benefit of employment. The release given under this section includes but is not limited to, claims arising from any alleged violation by the Company and/or its affiliates of any federal, state, or local statutes, rules, regulations, ordinances or common loss, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act of 1974, as amended, Title VII the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the National Labor Relations Act, as amended, the Ohio Revised Code Section 4112 et seq and Section 4101.17, as amended, or claims growing out of legal restrictions, if any, on an employer's right to terminate its employees.

                  (b) Executive expressly acknowledges that this Agreement is intended to include in its effect. without limitations, all claims which have arisen in Executive's favor prior to the Termination Date and that this Agreement contemplates the extinguishment of any and all claims including, without limitation, any such claims which Executive does not know to exist even though Executive has no reason to know or suspect that they may exist. Further, it is the intention of Executive, in executing this Agreement, that the same shall be effective as a bar to each and every claim, demand and cause of action, including those herein above specified. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.

                  (c) Executive represents and certifies that he has carefully read and fully understands all provisions and effects of this Agreement, and has been advised by the Company to discuss thoroughly all aspects of this Agreement with Executive's private attorney if he chooses; that Executive is voluntarily entering into this Agreement; that neither the Company nor employees, officers, agents, representatives or attorneys have made any promises. representations or statements concerning the terms of effects of this Agreement other than those expressly contained herein.

        SECTION 4 - NON-DISCLOSURE/NON-COMPETITION. Executive agrees to abide by the terms of this Section 11 of his December 2. 1996 Employment Agreement with the Company regarding non-disclosure of confidential information and non-competition. In addition, the Executive covenants and agrees not to use or disclose to any third parry any confidential. proprietary information pertaining to the business, processes, or systems of the Company without


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the prior written consent of the Company. Executive further covenants and agrees that he shall refrain from:

                  (a) Making any critical or derogatory public statements concerning the Company, its officers, directors, or employees;

                  (b) Taking any other action which would adversely effect the Company's reputation or business prospects.

        The Company covenants and agrees that it shall refrain from making any critical or derogatory public statements concerning the Executive or taking any other action which would adversely effect the Executive's reputation or business prospects.

        SECTION 5 - GENERAL PROVISIONS

                  (a) Executive hereby acknowledges that he has been advised to consult with his attorney and given at least twenty-one (21) days to review and consider all of the terms, conditions, and covenants entered into herein and has consulted his attorney in connection with such negotiations, review, and consideration prior to the execution of this Agreement.

                  (b) This Agreement shall be deemed to have been made and entered into in the State of Ohio and shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Ohio and the United States, and the parties consent to exclusive venue and jurisdiction in the courts of the State of Ohio for the resolution of any dispute arising under this Agreement.

                  (c) The severance benefit payable under this Agreement shall not be deemed to be salary or other compensation to Executive for purposes of computing benefits to which he may be entitled under any pension or other arrangement of Company for the benefit of its employees.

                  (d) Any and all obligations of the Company, its successors, and assigns. shall be relieved and discharged after the date of the death of Executive except for those payments and benefits owed to Executive's survivors pursuant to the terms and conditions of any qualified retirement plan maintained by the Company; and except for payments or benefits under Sections 2(a), (b), (c).
                         (d), (g), and (h) above, which payments will be made to Executive's estate,

                  (e) Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby



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                         and said illegal or invalid part, term, or provision
                         shall be deemed not to be a part of this Agreement.

                  (f) This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement.

                  (g) Executive may rescind this Agreement for a period of seven (7) days following the date of Executive's signature set forth below by providing written notice to the Company of his intention to rescind this Agreement. This Agreement shall become fully effective and enforceable upon the expiration of such seven (7) day period, in which case both parties shall be fully bound by the terms hereof.

         IN WITNESS WHEREOF the Executive and Company have executed this Agreement.


      12/23/98                           /s/ Frederick L. Deichert
----------------------------             -----------------------------
Date                                        Frederick L. Deichert
                                                "Executive"

                                            BAR TECHNOLOGIES, INC.

      10/25/98                           By:  /s/ Thomas N. Tyrrell
----------------------------             -----------------------------
Date                                     its: Chief Executive Officer
                                             -------------------------
                                                    "Company"



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